Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan of drugstore.com, inc. of our reports dated March 16, 2010, with respect to the consolidated financial statements and schedule of drugstore.com, inc. included in its Annual Report (Form 10-K) for the year ended January 3, 2010, and the effectiveness of internal control over financial reporting of drugstore.com, inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

June 18, 2010